                                                                 Exhibit 5.1

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                           Cleveland, Ohio 44114-1190



                                  June 11, 2002

MTC Technologies, Inc.
4032 Linden Avenue
Dayton, Ohio  45432


                  Re: Up to 5,750,000 Shares of Common Stock, $0.001 Par Value Per Share, to be Offered Through Underwriters


Ladies and Gentlemen:

         We are acting as counsel for MTC Technologies, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale of up to 5,750,000 shares of Common Stock, $0.001 par value per share, of the Company (the "Shares"), of which up to 2,875,000 Shares (the "Company Shares") are to be issued and offered by the Company, and of which up to 2,875,000 Shares (the "Stockholder Shares") are to be offered by the sole stockholder of the Company (the "Stockholder"), pursuant to the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into among the Company, the Stockholder, and Legg Mason Wood Walker, Incorporated, Raymond James & Associates, Inc., Jefferies/Quarterdeck, LLC and Jefferies & Company, Inc., and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., as representatives of the several Underwriters named in Schedule I thereto.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

         1. The Stockholder Shares are duly authorized, validly issued, fully paid and nonassessable; and

         2. The Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the stated par value of the Company Shares.

MTC Technologies, Inc.
Page 2


         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

         This opinion expressly assumes that resolutions of the Board of Directors of the Company authorizing the Company to issue, offer, and sell the Shares will have been adopted by the Board of Directors of the Company, or the Pricing Committee of the Board of Directors of the Company, and will be in full force and effect at all times at which the Shares are offered or sold.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-87590 on Form S-1 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act"), and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,

                                                  JONES, DAY, REAVIS & POGUE